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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is entered into as of the 7th day of November, 2000, by and between Beazer Homes USA, Inc., a Delaware corporation (the "Company") and C. Lowell Ball (the "Executive"), an individual resident in the State of Georgia.

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

         1.       Employment.

                  1.1 EMPLOYMENT AND DUTIES. The Company hereby agrees to employ Executive for the Term (as hereinafter defined) as its Senior Vice President and General Counsel, subject to the direction of the Chief Executive Officer of the Company (the "CEO") and, in connection therewith, to perform such duties as he shall reasonably be directed by the CEO to perform. In performing such duties hereunder, Executive shall comply with the policies and procedures as adopted from time to time by the Board, shall give the Company the benefit of his special knowledge, skills, contacts and business experience, shall perform his duties and carry out his responsibilities hereunder in a diligent manner, shall be just and faithful in the performance of his duties and in carrying out his responsibilities and shall devote all of his business time, attention, ability and energy exclusively to the performance of his duties and responsibilities hereunder; PROVIDED, HOWEVER, that Executive may continue to serve in an Of Counsel position with the law firm described in the letter attached as Exhibit A hereto and, with the approval of the Board or the CEO, from time to time, serve, or continue to serve, on the board of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's or CEO's judgment, will not present any conflict of interest with the Company or any of its affiliates or divisions, or adversely affect the performance of Executive's duties pursuant to this Agreement. Executive hereby accepts such employment and agrees to render such services.

                  1.2 LOCATION. The principal location for performance of Executive's services hereunder shall be at the offices of Beazer Homes USA, Inc. which are currently located in Atlanta, Georgia, subject to reasonable travel requirements during the course of such performance. In the event circumstances require a change in such location to another city, Executive shall have not less than three (3) months advance notice of the effective date of the relocation.


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         2.       EMPLOYMENT TERM.

                  2.1 TERM. The term of Executive's employment hereunder (the "Term") shall commence effective as of the date hereof and shall end on September 30, 2002 (the "Initial Term"), unless terminated or extended as provided herein; PROVIDED, HOWEVER; that the Term shall be extended and this Agreement shall be automatically renewed for successive one-year periods unless: (i) this Agreement is terminated as otherwise provided herein; or
(ii) Executive or the Company provides written notice to the other of such party's desire not to extend this Agreement at least sixty (60) days prior to the expiration date of the Term of this Agreement pursuant to this Section
2.1. Upon receipt of notice of non-renewal from the Company pursuant to this
Section 2.1, Executive shall become entitled to the payments required by
Section 4.5 upon expiration of the then Term.

         3.       COMPENSATION AND BENEFITS.

                  3.1      CASH COMPENSATION.

                           (1) BASE SALARY. In consideration of Executive's
services hereunder the Company shall pay Executive an aggregate base salary at an annualized rate, effective as of the date hereof (until adjusted as provided below), of $175,000, payable, in each case, in such nearly equal installments as may be customary for executive officers employed by the Company (but not less frequently than monthly) or as may otherwise be agreed to between the Company and Executive, in arrears (the "Base Salary"). The Base Salary for each year shall be prorated according to the number of days in such year during which this Agreement is in effect. Commencing October 1, 2001 and on each October 1 thereafter, the Base Salary may be adjusted (upward or downward) by the Compensation Committee of the Board, taking into consideration Executive's performance, general cost of living increases, the salaries provided by comparable businesses, the financial condition of the Company and other similar matters.

                           (2) BONUSES; STOCK INCENTIVE PLANS. Executive will
be eligible to participate in the Company's bonus and stock incentive plans (including, without limitation, the Company's 1999 Stock Incentive Plan) at the discretion of the Compensation Committee and the Stock Option and Incentive Committee of the Board. The amount and terms of, and the targets, conditions and restrictions applicable to each bonus or other incentive award shall be subject to the provisions of any such plan and of the applicable award letter duly executed and delivered by the Company.

                  3.2 PARTICIPATION IN BENEFIT PLANS. The payments provided in Section 3 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any benefit plan or program of the Company for which key executives are or shall become eligible, including, without limitation, pension, if any, 401(k), life and disability insurance benefits and/or plans. Further, Executive shall be eligible to receive during the period of his employment under this Agreement, all benefits and emoluments for which key executives are eligible under every such plan or program to the extent permissible under the


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general terms and provisions of such plans or programs and in accordance with the provisions thereof.

                  3.3 VACATION. Executive shall be entitled to twenty (20) working days of compensated vacation in each fiscal year, to be taken at times which do not unreasonably interfere with the performance of Executive's duties hereunder. Any unused vacation time from any fiscal year shall be subject to accumulation or forfeiture in accordance with Company policy as in effect from time to time.

                  3.4 EXPENSES. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by the Board.

         4.       TERMINATION.

                  4.1 GENERAL. In addition to the right of either party to terminate this Agreement pursuant to Section 2 hereof, the Company shall have right to terminate the employment of Executive as set forth in this Section 4.

                  4.2 TERMINATION FOR CAUSE. In addition to any other remedies which the Company may have at law or in equity, the CEO may immediately terminate Executive's employment under this Agreement by giving Executive written notice of such termination upon or at any time following the occurrence of any of the following events, and each such termination shall constitute a termination for "cause":

                        (1) Any act or failure to act (or series or combination thereof) by Executive done with the intent to harm in any material respect the interests of the Company or any affiliate thereof;

                        (2)         The commission by Executive of a felony;

                        (3) The perpetration by Executive of a dishonest act or common law fraud against the Company or any affiliate thereof;

                        (4) A grossly negligent act or failure to act (or series or combination thereof) by Executive detrimental in any material respect to the interests of the Company or any affiliate thereof;

                        (5) The material breach by Executive of his agreements or obligations under this Agreement; or

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                        (6)         The continued refusal to follow the
                                    directives of the CEO which are consistent with Executive's duties and responsibilities identified in Section 1.1 hereof.

Upon the early termination of Executive's employment under this Agreement by the Company for "cause" the Company shall pay to Executive (i) an amount equal to Executive's Base Salary accrued through the effective date of termination at the rate in effect at the time notice of termination is given, payable at the time such payment is due; and (ii) at the time such payments are due, all other amounts to which Executive is entitled hereunder (including expense reimbursement amounts accrued to the effective date of termination or amounts under any benefit plan of the Company, but expressly excluding any bonus or other incentive payment (or portion thereof) in respect of the fiscal year in which this Agreement is so terminated or any fiscal year of the Company thereafter), and, upon payment of such amounts, the Company shall have no further obligation to Executive under this Agreement.

                  4.3 DISABILITY OF EXECUTIVE. Subject to applicable law, if Executive shall become ill or be injured or otherwise become disabled or incapacitated such that, in the opinion of the Board, he cannot fully carry out and perform his duties hereunder, and such disability or incapacity shall continue for a period of forty-five (45) consecutive days, the Board may, at any time thereafter, by giving Executive prior written notice, fully and finally terminate his employment under this Agreement. Termination under this
Section 4.3 shall be effective as of the date provided in such notice, which date shall not be fewer than ninety (90) days after such notice is delivered to Executive or his representative, and the Company shall pay Executive his Base Salary accrued to the effective date of termination at the rate in effect at the time of such notice, payable at the time such payment is due. Upon payment of (i) such accrued Base Salary; and (ii) all other amounts to which Executive may be entitled hereunder, including, without limitation, (A) subject to the terms of any such bonus or incentive award, any bonus or incentive payment to which the Executive would have been entitled pursuant to
Section 3.1(b) hereof (prorated for the period up to the effective date of termination), provided the targets and other conditions applicable thereto are met, (B) any expense reimbursement amounts accrued to the effective date of termination, and (C) any amounts under any other benefit plan of the Company, in any case at the time such payments would otherwise have become due and payable in the absence of such termination, and the Company shall have no further obligation to Executive under this Agreement.

                  4.4 DEATH OF EXECUTIVE. This Agreement shall automatically terminate upon the death of Executive. Upon the early termination of this Agreement as a result of death, the Company shall pay Executive's estate: (i) an amount equal to Executive's Base Salary accrued through the effective date of termination at the rate in effect at the effective date of termination, payable at the time such payment is due; and (ii) all other amounts to which Executive is entitled hereunder, including, without limitation, (A) subject to the terms of any such bonus or incentive award, any bonus or incentive payment to which the Executive would have been entitled pursuant to Section 3.1(b) hereof (prorated for the period up to the effective date of termination), provided the targets and other conditions applicable


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thereto are met, (B) any expense reimbursement amounts accrued to the effective date of termination, and (C) any amounts under any other benefit plan of the Company, in each case at the time such payments would otherwise have become due any payable in the absence of such termination, and the Company shall have no further obligations to Executive under this Agreement.

                  4.5 TERMINATION NOT OTHERWISE PROVIDED FOR. This Section
4.5 governs all terminations of Executive's employment hereunder which are not otherwise provided for in this Section 4 and expressly contemplates a termination of Executive without "cause", a termination of Executive by the Company by reason of retirement or termination by the Company by written notice of non-renewal of the Term pursuant to Section 2.1 hereof. Except as otherwise provided in Section 2.1, 4.2, 4.3 or 4.4, Executive's employment under this Agreement may be terminated by giving Executive written notice thereof, effective as of the date provided in such notice. Upon such termination of the employment of Executive, the Company shall pay to
Executive: (i) an amount equal to Executive's Base Salary payable for the remainder of the Term at the time such payments would otherwise have become due and payable in the absence of such termination at the rate in effect on the date of termination or, if terminated by the Company pursuant to Section 2.1, at such rate for 180 days following the end of the Term; and (ii) all other amounts to which Executive is entitled, including (A) subject to the prior approval of the Compensation Committee of the Board of Directors of the Company (which approval shall not be unreasonably withheld) and subject to the terms of any such bonus or incentive award, any bonus or incentive payment to which the Executive would have been entitled pursuant to Section 3.1(2) hereof (prorated for the period up to the effective date of termination), provided the targets and other conditions applicable thereto are met, (B) any expense reimbursement amounts accrued to the effective date of termination, and (C) any amounts under any other benefit plan of the Company, in each case at the time such payments would otherwise have become due and payable in the absence of such termination, and the Company shall have no further obligations to Executive under this Agreement.

                  4.6 TERMINATION BY EXECUTIVE. Executive may, with or without cause, terminate his employment under this Agreement by giving the Company at least sixty (60) days' prior written notice of such termination (which may be waived by the Company), and after the effective date of such termination, the Company shall have no further obligation to Executive under this Agreement, including, without limitation, no obligation to pay any pro-rata amount of any bonus or incentive payment in respect of the period up to the date of termination; provided that if Executive terminates his employment after the end of a fiscal year but before payment of any bonus for such fiscal year, such bonus will be deemed earned as of the last day of such fiscal year and shall be paid in full following termination, within a reasonable period of time after the amount of such bonus has been finally determined.

         5.       EMPLOYMENT COVENANTS.


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                  5.1 COVENANT NOT TO SOLICIT OR EMPLOY. Executive recognizes and acknowledges that the Company is placing its confidence and trust in Executive. Executive, therefore, covenants and agrees Executive shall not, either directly or indirectly, solicit for employment or employ any person employed by the Company at any time during the twelve (12)-month period immediately preceding such solicitation or employment, without the prior written consent of the Board.

         This covenant shall apply for: (a) unless and until the Executive's employment under this Agreement is terminated prior to the scheduled end of the Term, the period beginning on November 7, 2000 and ending on the date which is 180 days after the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof); (b) if the Executive's employment under this Agreement is terminated pursuant to Section 4.2, Section 4.3 or Section 4.6 hereof or for any other reason (other than as set forth in clause (c) below), the period beginning on November 7, 2000 and ending on the date which is 180 days after scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof); (c) if the Executive's employment under this Agreement is terminated without "cause" pursuant to Section 4.5 hereof, the period beginning on November 7, 2000 and ending on the date of the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof); (d) if on or prior to the date of the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof), the Executive rejects an offer by the Company to extend this Agreement pursuant to Section
2.1 hereof on reasonable terms, the period beginning on November 7, 2000 and ending on the date which is 180 days after the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof); and (e) if the Company elects not to extend this Agreement pursuant to
Section 2.1 hereof, the period beginning on November 7, 2000 and ending on the date which is 180 days after the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof).

                  5.2 TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that certain information including, without limitation, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers or other aspects of the Business of the Company or which is sufficiently secret to derive economic value from not being disclosed ("Confidential Information") may be made available or otherwise come into the possession of Executive by reason of his employment with the Company. Accordingly, Executive agrees that he will not (either during or after the term of his employment with the Company) disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board. Executive shall, upon termination of employment, return to the Company all documents, diskettes, electronic or digital storage devices or any other items which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this Section 5.2, Executive's obligations under this Section 5.2 shall not, after


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termination of Executive's employment with the Company, apply to information which has become generally available to the public without any action or omission of Executive (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is not authorized to make such disclosure shall be deemed to remain confidential and protectable by Executive under this Section 5.2).

                  5.3 RECORDS. All files, records, memoranda, documents, diskettes, electronic or digital storage devices or any other items regarding former, existing or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the Business of the Company (collectively, "Records"), whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Executive's employment with the Company, or at any other time specified by the Board. The retention and use by Executive of duplicates in any form of Records is prohibited after the Executive's employment with the Company. However, Executive may retain copies of general form documents created or generated by him or at his direction during his employment hereunder so long as they do not contain or reflect any Confidential Information or proprietary data, systems, processes or other information of the Company; provided that upon request, the Company may review and approve any copies of general form documents Executive intends to retain.

                  5.4 BREACH. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Executive of any of the terms or provisions of this Section 5, and Executive therefore agrees that the Company shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, the recovery of damages from Executive and, if Executive is an employee of the Company, the termination of his employment with the Company in accordance with the terms and provisions of this Agreement.

                  5.5 SURVIVAL. Notwithstanding the termination of the employment of Executive or the termination of this Agreement, the provisions of this Section 5 shall survive and be binding upon Executive unless a written agreement which specifically refers to the termination of the obligations and covenants of this Section 5 is executed by the Company.

         6.       SUCCESSORS; ASSIGNS.

                  6.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

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                  6.2 The Company shall have the right to assign this
Agreement and to delegate all of its rights, duties and obligations hereunder to any entity which controls the Company, which the Company controls or which may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         7.       MISCELLANEOUS.

                  7.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                  7.2 Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, via facsimile transmission or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:

                  If to the Company:             Beazer Homes USA, Inc.
                                                 5775 Peachtree Dunwoody Road
                                                 Suite B-200
                                                 Atlanta, Georgia 30342
                                                 Attn:  President
                                                 Facsimile:  404-250-3428

                  If to the Executive:           C. Lowell Ball
                                                 878 Birds Mill
                                                 Marietta, Georgia 30067

Any party may change his or its address by written notice in accordance with this Section 7.2. Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; mailed notices shall be deemed communicated as of three
(3) days after proper mailing.

                  7.3 This Agreement supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and this Agreement contains all of the covenants and agreements between the parties with respect to employment of Executive by the Company.

                  7.4 The failure of the Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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                  7.5 Except as otherwise provided in Section 7.6 hereof, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by each party hereto.

                  7.6 All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and/or scope so as to comply with the orders of any such court or other legally constituted authority, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

                  7.7 All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

                  7.8 All controversies which may arise between the parties hereto including, but not limited to, those arising out of or related to this Agreement shall be determined by binding arbitration applying the laws of the State of Delaware as set forth in Section 7.1 hereof. Any arbitration pursuant to this Agreement shall be conducted in New York City before the American Arbitration Association in accordance with its arbitration rules. The arbitration shall be final and binding upon all the parties (so long as the award was not produced by corruption, fraud or undue means) and the arbitrator's award shall not be required to include factual findings or legal reasoning. Nothing in this Section 7.8 will prevent either party from resorting to judicial proceedings if interim injunctive relief under the laws of the State of New York from a court is necessary to prevent serious and irreparable injury to one of the parties.

                  7.9 This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  7.10 All matters to be determined by the Board pursuant to the terms of this Agreement shall be determined by the members of the Board or any duly authorized committee thereof.

                  7.11 The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                            [signature page follows]


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         IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS EMPLOYMENT
AGREEMENT AS OF THE 7TH DAY OF NOVEMBER, 2000.



                                 -----------------------------------
                                 C. Lowell Ball

                                 BEAZER HOMES USA, INC.

                                 By:
                                    --------------------------------
                                 Name:
                                 Title:

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